Cooper-Standard Automotive Announces Second Quarter 2006 Results

Novi, Mich. — August 14, 2006 — Cooper-Standard Holdings Inc., the parent of Cooper-Standard Automotive Inc., today announced its second quarter 2006 financial results. Results for the period reflect the first full quarter results in our consolidated numbers of ITT Industries' automotive Fluid Handling Systems (FHS) division. The Company reported sales of $592.5 million and net income of $20.1 million. The Company is a leading global manufacturer of body sealing, fluid handling, and noise, vibration, and harshness (NVH) control parts for the automotive industry.

A summary of the unaudited financial results for the quarter follows:

$Millions	Qtr-2 2005	Qtr-2 2006	YTD 2005	YTD 2006
Net Sales	$489.1	$592.5	$959.3	$1,132.9
Earnings Before Taxes	$8.8	$22.0	$8.2	$29.9
Net Income	$7.7	$20.1	$7.2	$25.5

Sales in the second quarter 2006 were 21 percent higher than the same period in 2005, and year to date sales were 18 percent higher than the previous year, with both increases primarily due to the inclusion of FHS sales. Net income was $20.1 million, up $12.4 million from 2005, which was attributable to operational performance in addition to the inclusion of FHS. Year to date net income was $25.5 million, up $18.3 million over 2005. Second quarter 2006 interest expense was $22.6 million compared to 2005 interest expense of $16.5 million due to the incremental new debt associated with the acquisition and slightly higher interest rates.

‘‘The second quarter continued to build upon the success of the first quarter,’’ said Jim McElya, president and CEO. ‘‘Cooper-Standard delivered a $21.2 million quarterly improvement in Adjusted EBITDA, our fourth straight quarter of year over year improvement. Choosing the right acquisition, and then successfully integrating it, is a core competency of ours, and we are very pleased with the pace of bringing FHS into the fold. In spite of challenging conditions within the industry we are confident the company is poised for future growth.’’

Highlights of the Second Quarter 2006

Significant number of product launches: Cooper-Standard successfully launched products for the following vehicles during the second quarter of 2006:

•	Alfa Romeo (Spider)

•	DaimlerChrysler (Chrysler Pacifica, Jeep Compass, and Mercedes M-Class)

•	Ford (Ford Mustang, Land Rover Sport, and Volvo S80)

•	General Motors (Chevrolet Avalanche and Saturn Aura)

•	Nissan (Nissan Versa/Tiida and Kangoo)

•	PSA (C-4 MPV, Expert, Jumpy, and Scudo)

NISCO Joint Venture launch:

•	Acura RDX

Incremental new business awards: During the second quarter of 2006 the Company was awarded incremental annualized net new business of over $64.7 million, of which 40 percent was from customers other than the traditional ‘‘Big Three,’’ bringing the year to date total net new business to $94.3 million.

Awards and recognitions: In recognition of excellence in various aspects of its operations, Cooper-Standard received the following industry awards:

•	Global Six Sigma Summit Award for ‘‘Best Achievement for Design For Six Sigma’’

•	Nissan's Quality Master Certificate and Zero Defect Certificate (Torreon, Mexico facility)

•	Automotive Component Holdings-Supplier Advanced Quality Planning Team-Winner's Circle status

•	Techpoint's Advanced Manufacturing Mira Award-Finalist

NISCO Joint Venture award:

•	Ford's Silver World Excellence Award

Adjusted EBITDA Reconciliation

EBITDA during the second quarter of 2006 increased $25.6 million to $79.2 million, and for the six months ended June 30th EBITDA increased $45.0 million to $139.8 million, compared to the same periods in 2005. After accounting for adjustments relating to restructuring, inventory fair value write up, and foreign exchange, Adjusted EBITDA for the second quarter in 2006 increased $21.2 million to $77.7 million, and for the six months ended June 30, 2006 rose $32.7 million to $142.7 million, compared to the same periods in 2005.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Net income	$7.7	$20.1	$7.2	$25.6
Provision for income taxes	1.1	1.9	1.0	4.3
Interest expense, net of interest income	16.7	21.9	32.9	42.2
EBIT	25.5	43.9	41.1	72.1
Depreciation and amortization	28.1	35.3	53.7	67.7
EBITDA	$53.6	$79.2	$94.8	$139.8
Restructuring	0.2	3.7	0.4	5.9
Foreign exchange loss (gain) (1)	1.8	(5.2)	4.1	(5.1)
Inventory write-up(2)	—	—	9.8	2.1
Tooling write-up(3)	0.9	—	0.9	—
Adjusted EBITDA	$56.5	$77.7	$110.0	$142.7

(1)	Unrealized foreign exchanges loss (gain) on indebtedness related to the 2004 acquisition of Cooper-Standard Automotive.

(2)	A write-up of inventory to fair value related to acquisitions.

(3)	Purchase accounting adjustment related to the 2004 acquisition of Cooper-Standard Automotive.

Management uses Adjusted EBITDA as a measure of performance and to demonstrate compliance with certain debt covenants. The Adjusted EBITDA may vary slightly from the amount used in calculating covenant compliance due to the classification of joint venture equity earnings. EBITDA should not be construed as income from operations or net income, as determined by generally accepted accounting principles. Other companies may report EBITDA differently.

For further information, refer to Cooper-Standard's quarterly report on Form 10-Q filed with the Securities and Exchange Commission and posted on the company's Web site at: www.cooperstandard.com

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., specializes in the manufacture and marketing of systems and components for the global automotive industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs more than 16,000 across 61 facilities in 14 countries. For more information, visit the company's Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners Funds.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

The GS Capital Partners Funds are part of Goldman Sachs' Principal Investment Area in the Merchant Banking Division. Goldman Sachs is one of the oldest and largest investment banking firms and is also a global leader in private corporate equity and mezzanine investing. Goldman Sachs' Principal Investment Area has formed 12 investment vehicles aggregating over $36 billion of capital to date.

Forward looking statements

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors, which may cause the actual results to differ materially from those projected, stated, or implied, depending on many factors, including, without limitation: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers' needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners' interests will conflict with yours; our new status as a stand-alone Company; our legal rights to our intellectual property portfolio; our under-funded pension plans; environmental and other regulations; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper-Standard Automotive will meet future results, performance or achievements expressed or implied by such forward-looking statement. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.

Contact for Media:
Barry Von Lanken, Cooper-Standard Automotive, (260) 927-3314,
bgvonlanken@cooperstandard.com

Contact for Analysts:
Scott Finch, Cooper-Standard Automotive, (248) 596-6031, shfinch@cooperstandard.com